SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

NATCO Group Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NATCO GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2006

To the Stockholders of NATCO Group Inc.:

The 2006 Annual Meeting of Stockholders of NATCO Group Inc., a Delaware corporation, will be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 10th day of May 2006 at 10:00 a.m., local time, for the following purposes:

(1)	To elect two Class II members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2006;

(3)	To approve the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed March 13, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time. Unless so revoked, the shares of common stock represented by these proxies will be voted at the annual meeting in accordance with the directions given in such proxies. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted FOR the nominees for director named in the attached proxy statement, FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement and FOR the approval of the 2006 Long-Term Incentive Compensation Plan as described in the proxy statement. The list of stockholders of record of the Company may be examined by qualified stockholders at the headquarters of the Company beginning on April 29, 2006 or at the annual meeting.

Further information regarding the annual meeting is set forth in the attached proxy statement.

You are cordially invited to attend the annual meeting. However, whether or not you plan to attend the annual meeting in person, please complete, date, sign and mail promptly the enclosed proxy in the enclosed postpaid envelope. The proxy is revocable and will not be used if you are present at the annual meeting and prefer to vote your shares in person.

By Order of the Board of Directors

Katherine P. Ellis
Senior Vice President, Corporate Secretary & General Counsel

March 15, 2006

NATCO Group Inc.

2950 N. Loop West, 7th Floor

Houston, Texas 77092

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NATCO Group Inc. to be voted at the annual meeting of stockholders of the Company, which will be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 10th day of May 2006 at 10:00 a.m., local time, for the following purposes:

(1)	To elect two Class II members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006;

(3)	To approve the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

If you return your signed proxy to us before the annual meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Proposal 1: Election of Directors,” “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm as set forth under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm and “FOR” the approval of the 2006 Long-Term Incentive Compensation Plan as set forth under “Proposal 3: Approval of the 2006 Long-Term Incentive Compensation Plan.” If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Corporate Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting.

The Company will pay the cost of soliciting proxies pursuant to this proxy statement. In addition to the use of direct mail, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, trustees or their nominees for their reasonable out-of-pocket expenses.

NATCO Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. This report does not constitute a part of the proxy soliciting material.

This proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about March 23, 2006.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board of Directors has established the close of business on March 13, 2006 as the record date for stockholders who are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. On March 13, 2006, there were outstanding 16,966,052 shares of common stock, par value $.01 per share, and 15,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, which constitute the only outstanding voting securities of NATCO. Each outstanding share of common stock is entitled to one vote. Each outstanding share of Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Convertible Preferred Stock would convert if converted on the record date, March 13, 2006. If converted on the record date, Series B Convertible Preferred Stock would convert to an aggregate of 1,921,845 shares of common stock, which equates to 128.123 votes per preferred share. Except as noted below, the holders of outstanding shares of Series B Convertible Preferred Stock and holders of outstanding common stock shall vote together as one class (“Voting Stock”) on all matters submitted to a vote of NATCO’s stockholders at the meeting.

Pursuant to the Company’s restated certificate of incorporation, as amended, so long as more than 50% of the Series B Convertible Preferred Stock remains outstanding, the holders of the Series B Convertible Preferred Stock have the right (in addition to the right to vote with the holders of outstanding common stock as discussed above), voting separately as a class with one vote per share, to elect or appoint one director at any annual or special meeting of stockholders or pursuant to written consent. If we were to default on dividend payments related to the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock would be entitled to elect a second director, voting separately as a class with one vote per preferred share. The holders of the Series B Convertible Preferred Stock have elected Mr. Thomas R. Bates, Jr. to serve as a director of the Company pursuant to this right.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Voting Stock entitled to vote at the meeting is necessary to constitute a quorum at the annual meeting or any adjournment or postponement thereof. However, the absence of a quorum of the holders of common stock shall not affect the exercise by the holders of Series B Convertible Preferred Stock of any voting rights they may have as a separate class. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the annual meeting.

Required Votes

A plurality of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors (Proposal 1). Accordingly, the two nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of record of Voting Stock on March 13, 2006 shall be duly elected directors upon completion of the vote tabulation at the annual meeting. There is no cumulative voting with respect to the election of directors. The affirmative vote of the holders of a majority of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2) and for approval of the Company’s 2006 Long-Term Incentive Compensation Plan (Proposal 3).

Abstentions, Broker Non-votes and Withheld Authority

Abstentions will be included in determining the number of shares of Voting Stock present at the 2006 stockholders’ meeting for the purpose of determining the presence of a quorum and thus, the number of shares entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote against a proposal, other than the election of directors.

Also, proxies given by brokers will be included in determining the number of shares of the Voting Stock present at the 2006 stockholders’ meeting for purposes of determining the presence of a quorum, regardless of whether a proxy given by a broker includes a broker non-vote on a matter. (A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.) Under the rules of the New York Stock Exchange, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on Proposals 1 and 2 being submitted for stockholder approval at the 2006 stockholders’ meeting if the broker does not receive instructions from you. Your broker is not permitted to vote on the NATCO Group Inc. 2006 Long-Term Incentive Compensation (Proposal 3) unless you provide your broker with voting instructions. Therefore, if you do not instruct your broker on Proposal 3, this will have the same effect as a vote against the proposal.

Where a stockholder withholds authority from his or her proxy to vote on a particular matter, the proxy may not vote such shares on such matter at the 2006 stockholders’ meeting. The withholding of a proxy’s authority will have no effect on the outcome of the vote on the election of directors (Proposal 1), since directors are elected by a plurality of the votes cast at the meeting. However, because the ratification of the selection of KPMG LLP as the Company’s independent accountants (Proposal 2) and approval of the NATCO Group Inc. 2006 Long-Term Incentive Compensation (Proposal 3) require the affirmative vote of a majority of the shares of the Voting Stock represented at the meeting, the withholding of a proxy’s authority to vote on Proposal 2 or Proposal 3 will have the same effect as a vote against such proposal.

Profit Sharing and Savings Plan Holdings

Shares of the Company’s common stock held through the National Tank Company Profit Sharing and Savings Plan (the “NATCO 401(k) Plan”) will be voted by the plan trustee, JPMorgan Chase Bank, as directed by the participants in the NATCO 401(k) Plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the plan trustee and will not be considered present for purposes of establishing a quorum.

Other Matters

If any other matters are properly presented for consideration at the 2006 stockholders’ meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, the Company does not anticipate that any other matters would be raised at the 2006 stockholders’ meeting.

Stockholder List

A copy of the list of stockholders entitled to vote at the annual meeting will be available for inspection by qualified stockholders for proper purposes at our principal executive offices (2950 N. Loop West, Suite 700, Houston, Texas 77092) during normal business hours beginning on April 29, 2006 and at the annual meeting.

PROPOSALS

Proposal 1: Election of Directors

Our bylaws provide that the Board of Directors will be composed of eight members. The Board currently has eight members, with seven serving in three classes who are elected by holders of our Voting Stock, with three members in Class I, two members in Class II and two members in Class III, and one who is subject to election by the holders of the Series B Convertible Preferred Stock. Class I, Class II and Class III directors are elected for terms of three years, currently expiring in 2008, 2006 and 2007, respectively. The holders of the Series B Convertible Preferred Stock, voting as a separate class, currently are entitled to elect one director at an annual or special meeting of stockholders or by written consent. This director shall continue in office until a successor has been elected by the holders of the Series B Convertible Preferred Stock or until less than 50% of such series remains outstanding.

Keith K. Allan and George K. Hickox, Jr. are nominated for election at the annual meeting to fill the two expiring Class II positions on the Board of Directors. If elected, they will hold office for three-year terms expiring at the annual meeting of stockholders in 2009, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

In accordance with the Company’s restated certificate of incorporation, as amended, and bylaws, the affirmative vote of a plurality of the votes cast by holders of Voting Stock entitled to vote in the election of directors at the annual meeting is required for the election of a nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

The Board of Directors has no reason to believe that the nominees for election as directors will not be candidates or will be unable to serve, but if for any reason either nominee is unavailable as a candidate or unable to serve when the election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote FOR the election of the nominees listed below under “Information Concerning the Board of Directors – Nominees for Class II Directors for Three-Year Terms to Expire in 2009.” Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2006. KPMG LLP has audited our consolidated financial statements since 1989. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Voting Stock present or represented by proxy and entitled to vote at the annual meeting. See “Information Concerning the Board of Directors–Audit Committee Report” for a discussion of KPMG LLP’s engagement, including independence and fees paid by us to KPMG in 2004 and 2005.

The Board of Directors recommends a vote FOR ratification of this appointment. If a stockholder does not specify a choice on such stockholder’s proxy, properly dated and signed proxies will be so voted.

In the event the appointment is not ratified, the Audit Committee will reconsider the appointment of KPMG LLP and may retain that firm or other independent registered public accounting firms without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP also will be available to answer questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

Proposal 3: Approval of the 2006 Long-Term Incentive Compensation Plan

The Board of Directors has adopted the 2006 Long-Term Incentive Compensation Plan (the “2006 Plan”), subject to stockholder approval. If approved by stockholders, the 2006 Plan will be effective as of March 1, 2006, and options under the 2006 Plan will be granted thereafter while the 2006 Plan is in effect.

The 2006 Plan will provide a means for us to attract capable persons as directors, employees or consultants of the company and to retain individuals who provide a present or potential contribution to us. We believe that long-term incentive compensation and stock ownership through the 2006 Plan should strengthen the concern of these individuals for the long-term welfare of the Company and provide additional incentive and reward opportunities to these individuals to enhance the growth of the Company.

The 2006 Plan shall be administered by the Governance, Nominating & Compensation Committee of the Board of Directors. The Governance, Nominating & Compensation Committee shall have the authority, in its discretion and subject to the express provisions of the 2006 Plan, to determine which employees, consultants or directors shall receive an award, the time or times when such awards shall be made, the type of award that shall be made, the number of shares to be subject to any option or restricted stock award, the number of shares subject to or the value of any performance award and the value of any phantom stock award. In making these determinations, the committee shall take into account the nature of services rendered by the employee, consultant or director, their present and potential contribution to the company’s success and such other factors as the committee in its discretion shall deem relevant, including competitive market data on compensation. The relative benefits or amounts that will be received by or allocated to the various categories of eligible participants under the 2006 Plan are not currently determinable. In addition, the Governance, Nominating & Compensation Committee shall have powers as delegated to it by the 2006 Plan, including to: (a) construe the 2006 Plan and the related agreements; (b) prescribe rules and regulations related to the 2006 Plan; (c) determine the terms, restrictions and provisions of the agreement related to any award; and (d) make all other determinations necessary or advisable for administering the 2006 plan. The Governance, Nominating & Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2006 Plan or in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect.

The 2006 Plan provides for the issuance of up to an aggregate of 950,000 shares of common stock through stock option grants, incentive stock option grants, restricted stock awards, performance awards and phantom stock awards. The closing price of our common stock on the New York Stock Exchange on March 13, 2006 was $25.83. Awards to employees, consultants or directors may be in the form of: (a) options to purchase a specified number of shares of common stock at a specified price, which may be either incentive stock options intended to comply with section 422 of the Internal Revenue Code, or nonqualified stock options that do not comply with section 422; (b) restricted stock awards, whereby common stock is reserved for an individual for a specified vesting period until certain forfeiture restrictions lapse, which restrictions may lapse upon one or more of the following: (1) attainment of one or more performance measures; (2) continued employment with the Company for a specified period of time; or (3) occurrence of any event or satisfaction of any other condition specified by the Governance, Nominating & Compensation Committee; (c) performance awards, whereby an award of a specified number of shares of common stock may be granted based upon the attainment of certain performance criteria, which may relate to one or more of the following: (1) the price of the Company’s common stock; (2) the Company’s earnings per share; (3) the Company’s market share; (4) the market share of a business unit of the Company as designated by the Governance, Nominating & Compensation Committee; (5) the Company’s sales; (6) a business unit’s sales; (7) net income (before or after taxes) of the Company; (8) cash flow return on investment of the Company or a specified business unit; (9) earnings before or after interest, taxes, depreciation and/or amortization of the Company or a business unit as designated; (10) the economic value added; (11) return on stockholders’ equity achieved by the Company; (12) total stockholders’ return achieved by the Company; (13) return on capital employed; (14) return on assets; or (15) an arithmetically weighted combination of any of the foregoing; and (d) phantom stock awards, which are rights to receive shares of common stock or an amount equal to any appreciation or increase in the fair market value of common stock over a specified period, which vest over a period of time as established by the Governance, Nominating & Compensation Committee, without satisfaction of any performance criteria or objectives. Any awards made pursuant to these arrangements will be governed by an agreement between the individual and the Company, and shall incorporate terms and provisions deemed appropriate by the Governance, Nominating & Compensation Committee. The terms and provisions of these agreements need not be identical.

The maximum number of shares of common stock that may be subject to options, restricted stock awards and performance awards denominated in shares of common stock granted to any one individual over the life of the plan may not exceed 475,000 and the maximum amount of compensation that may be paid under all performance awards denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such performance awards) granted to one individual during any calendar year may not exceed $5,000,000. Any payment due with respect to a performance award shall be paid no later than 10 years after the date of grant of such performance award. Compensation generated under the plan will constitute “performance-based” compensation for purposes of section 162(m) of the Internal Revenue Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) and applicable interpretive authority, and shares subject to options that are canceled or repriced.

The 2006 Plan provides that, if any of several specified corporate changes should occur, the Governance, Nominating & Compensation Committee may, in its discretion: (1) accelerate the vesting of outstanding options; (2) require the surrender of outstanding options in exchange for a cash payment based on a formula specified in the plan; or (3) make adjustments to outstanding options to reflect the corporate change. In addition, the committee may provide that any forfeiture restrictions with respect to restricted stock awards shall lapse upon the occurrence of a corporate change. For these purposes, the specified corporate changes are: (a) a merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of an entity); (b) a sale, lease or exchange of all or substantially all of the Company’s assets; (c) the adoption by the Company’s stockholders of a plan of liquidation and dissolution; (d) the acquisition by a person or group of beneficial ownership of more than 50% of the Company’s outstanding capital stock (measured by voting power); or (e) an election contest in which individuals who were, prior to the election, directors of the company cease to constitute a majority of the Company’s Board.

US Federal Income Tax Consequences

The anticipated federal income tax consequences for the different types of awards granted under the 2006 Plan, based on current federal income tax law, are briefly summarized below. This summary is not intended to be exhaustive or to describe consequences under a participant’s particular tax circumstances. Among other things, it does not address possible local, state or foreign tax consequences. The following is not intended as personal tax advice to any individual participant, who should consult his or her own tax advisors.

Incentive Stock Options. In general, the value of an incentive stock option is not included in the participant’s income at the time of grant, and the participant does not recognize income on exercise of an incentive stock option for the purpose of computing regular income tax. However, when calculating income for alternative minimum tax purposes, the excess, if any, of the fair market value of the shares acquired over the exercise price (spread) generally will be considered part of income. When the participant sells shares of common stock received through the exercise of an incentive stock option, all gain or loss on the sale of the shares will be treated as capital gain or loss, as long as the participant has held the shares for one year after exercise and two years after grant (holding period). In that instance, the Company will not be entitled to a deduction. If the participant has held the shares of common stock for at least one year, the capital gain or loss will be taxed as long-term capital gain or loss. If the participant disposes of common stock received through the exercise of an incentive stock option before the holding period has expired (disqualifying disposition), the spread, up to the amount of the gain on disposition, will be ordinary income at the time of the disqualifying disposition. In this event, the Company will be entitled to a deduction.

Non-Qualified Stock Options. In general, the value of a non-qualified stock option is not included in the participant’s income at the time of grant. Upon exercise, the difference between the exercise price of the non-qualified stock option and the fair market value of the shares of common stock received generally will be recognized as ordinary income, subject to federal income tax withholding. In this instance, the Company will be allowed a deduction. When the participant sells the shares of common stock received through the exercise of the non-qualified stock option, all further gain on the sale will be characterized as capital gain or loss. If the participant has held the shares of common stock for at least one year, the capital gain or loss will be taxed as long-term capital gain or loss. Also, under recent federal tax legislation regarding treatment of non-qualified deferred compensation, any non-qualified stock option granted at less than fair market value could subject the recipient to an interest charge and a 20% tax penalty in addition to the regular tax thereon.

Phantom Stock Awards. There generally are no federal income tax consequences to the participant or the Company upon grant of a phantom stock award. Upon exercise of a phantom stock award, the participant will recognize ordinary income equal to the cash received and the fair market value of any shares received. The income will generally be ordinary income, subject to federal income tax withholding. The Company will generally be entitled to a corresponding tax deduction. When the participant sells shares acquired by exercise of a phantom stock award, the participant will recognize gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant’s tax basis in the shares, which is the amount of ordinary income recognized by the participant at the time of exercise of the phantom stock award. The gain or loss will be a capital gain or loss if the stock is held as a capital asset. Also, under recent federal tax legislation regarding treatment of non-qualified deferred compensation, any phantom stock award granted at less than fair market value could subject the recipient to an interest charge and a 20% tax penalty in addition to the regular tax thereon.

Stock Awards and Performance Shares. Generally, the participant will not recognize income upon the issuance of a stock award or an award of performance shares. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares, less any amount paid for the shares. At that time, the Company generally will be entitled to a deduction. After any grant of a stock award or issuance of any performance shares, the participant can elect under Section 83(b) of the Code to recognize ordinary income in an amount equal to the fair market value of the shares. In this event, the Company will have a corresponding deduction. If the participant elects such early taxation under Section 83(b), there is no further income recognition at the time the restrictions lapse, and the Company will not be entitled to any additional deduction. In this case, gain or loss recognized by the participant upon later sale of the shares will be capital gain or loss. If the participant makes the election but the stock is forfeited, the participant will not be entitled to the tax loss, except to any amounts paid for the stock.

Although this discussion summarizes the principal terms of the 2006 Plan, it does not purport to be complete and is qualified in its entirety by reference to the 2006 Plan attached as Appendix A to this proxy statement.

The Board of Directors recommends a vote FOR approval of the 2006 Long-Term Incentive Compensation Plan. If a stockholder does not specify a choice on such stockholder’s proxy, properly dated and signed proxies will be so voted.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees for Class II Directors for Three-Year Terms to Expire in 2009

The following sets forth information concerning the nominees for election as directors at the annual meeting, including each nominee’s age as of March 13, 2006, position with the Company, and business experience during the past five years.

Class II Directors

Keith K. Allan, 65. Director since February 1998. Mr. Allan has served as Chair of the Health, Safety & Environment Committee since July 2005, and as an Audit Committee member since 1998. He was Chair of the Audit Committee from 1998 to May 2005. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1993 to August 1996, he was Technical Director in the North Sea for Shell U.K. Exploration and Production. From 1965 to February 1993, he served in a number of positions for Royal Dutch/Shell Group.

George K. Hickox, Jr., 47. Director and member of the Audit Committee since November 1998, and Chairman of the Governance, Nominating & Compensation Committee from September 2004 to May 2005. Mr. Hickox served as Chairman and Chief Executive Officer of The Wiser Oil Company, a publicly-traded, independent oil and gas exploration and production company, from May 2000 to June 2004. He is a general partner of Heller Hickox & Co., a partnership specializing in energy investments, a position he has held since September 1991. Mr. Hickox formerly served as a director of The Cynara Company prior to its acquisition by NATCO in November 1998. He presently serves as an officer or director of several privately-held companies.

Continuing Directors

The following sets forth information concerning (1) the Class I and Class III directors of the Company whose present terms of office will expire at the 2008 and 2007 annual meetings of stockholders, respectively, and (2) the director elected by the holder of the Series B Convertible Preferred Stock.

Class I Directors

John U. Clarke, 53. Chairman of the Board since July 2004 and Chief Executive Officer since December 2004. Mr. Clarke has served as a Director of NATCO since February 2000, served as Chairman of the Governance, Nominating & Compensation Committee from December 2002 to September 2004 and was interim Chief Executive Officer of NATCO from September 2004 to December 2004. Prior to such time, from May 2001, Mr. Clarke served as President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment firm. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc., where he also was an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a Managing Director of Simmons & Company International. From 1995 to 1997, he served as President of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a director and member of the audit and human resources committees of Harvest Natural Resources, an international oil and gas company; and a director, member of the compensation and management development committee, and chairman of the audit committee of The Houston Exploration Company, an oil and gas exploration and production company. He is also is a member of the Board of Directors of FuelQuest, a privately-held market service provider to petroleum marketers.

Patrick M. McCarthy, 60. Director since February 1998 and President since December 1997. Mr. McCarthy served as Executive Vice President of NATCO, with marketing and operations responsibilities, from November 1996 to December 1997 and as Senior Vice President–Marketing from June 1994 to November 1996. Prior to joining us in June 1994, Mr. McCarthy was Vice President–Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company.

Thomas C. Knudson, 59. Director and member of the Governance, Nominating & Compensation Committee since April 2005; Chair of the Governance, Nominating & Compensation Committee since May 2005; member of the Health, Safety & Environment Committee since July 2005. Mr. Knudson serves as President of Tom Knudson Interests LLC, providing consulting services in the areas of energy, sustainable development and leadership. From 1975 to his retirement in January 2004, Mr. Knudson served in various capacities with ConocoPhillips Inc., including Senior Vice President and member of the executive and management committees of Conoco and ConocoPhillips from 2000 to January 2004, Chairman and Chief Executive Officer of Conoco Exploration Production Europe Ltd. from 1997 to 2000 and Vice President, Conoco Natural Gas and Gas Products from 1994 to 1997. Mr. Knudson is a director, member of the compensation committee and chairman of the governance committee of Bristow Group, Inc. (formerly Offshore Logistics Inc.), a provider of helicopter transportation services to the offshore oil and gas industry, and a director and member of the conflict, audit and compensation committees of Williams Partners, L.P., a midstream oil and gas public limited partnership.

Class III Directors

Julie H. Edwards, 47. Director and member of the Audit Committee since December 2004; Chair of the Audit Committee since May 2005. Ms. Edwards has served as senior vice president and chief financial officer of Southern Union Co. since July 2005. Ms. Edwards served as executive vice president-finance and administration and chief financial officer of Frontier Oil Corp. from April 2000 to June 2005. She served as senior vice president and chief financial officer of Frontier from August 1994 to April 2000, and as vice president, secretary and treasurer from March 1991 to August 1994. From mid-1985 until 1991, she worked at Smith Barney, Harris Upham & Co., Inc., in New York and Houston, as an associate in corporate finance, then as vice president-corporate finance. Prior to that, she was an exploration geologist at Amerada Hess Corp. in Tulsa, Okla. Ms. Edwards also is a director and a member of the audit, finance, and nominating and corporate governance committees of Noble Corp., a provider of diversified services for the oil and gas industry.

Herbert S. Winokur, Jr., 62. Director since 1989, member of the Governance, Nominating & Compensation Committee from January to June 2004 and since December 2004 and Chairman of the Executive Committee since July 2004. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in, 1994 and 1999, respectively. He also is a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are General Partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Prior to his current appointment, he was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur also is a director of Holland Series Fund, Inc.

Director Elected by Holders of Series B Convertible Preferred Stock

Thomas R. Bates, Jr., 56. Director and member of the Governance, Nominating & Compensation Committee since March 2003; member of the Health, Safety & Environment Committee since July 2005. Mr. Bates has served as Managing Director of Lime Rock Management LP, Houston, Texas, an energy focused private equity firm, since October 2001. Mr. Bates previously served as Senior Vice President, then President of the Discovery Group of Baker Hughes, Inc. from June 1998 to January 2000, as CEO and President of Weatherford Enterra, Inc. from June 1997 to May 1998 and as President of the Anadrill Division of Schlumberger Ltd. from March 1992 to May 1997. Mr. Bates currently serves as a director and chairman of the audit committee of Reservoir Exploration Technology ASA, a seismic services provider, as a member of the board of managers and member of the nominating, governance and compensation committee of Hercules Offshore, Inc., a provider of offshore drilling and liftboat services, and as a director and member of the audit committee of NQL Energy Services, Inc., a manufacturer of drilling tools.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange, or NYSE, no Board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board of Directors reviews and considers all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and the Company, its affiliates or entities in which a member of the Company’s senior management has an interest, on the other. The Board also considers ownership of the Company’s stock. As a result of its independence reviews, the Board of Directors has affirmatively determined that Mr. Allan, Mr. Bates, Ms. Edwards, Mr. Hickox, Mr. Knudson and Mr. Winokur are independent from the Company and its management. Due to significant levels of Company stock ownership by affiliates of Mr. Bates and by Mr. Winokur and affiliates, the Board has determined that each such director was independent for purposes of service on the Board and the Governance, Nominating & Compensation Committee, but would not be eligible for service on the Audit Committee, due to different standards for such service. Mr. Clarke and Mr. McCarthy are executives of the Company, and, therefore, are not independent.

Committees and Board Meetings; Meeting Attendance; Audit Committee Financial Expert

The Board of Directors currently has three standing committees: the Audit Committee, the Governance, Nominating & Compensation Committee and the Health, Safety & Environment Committee. During 2005, the full Board of Directors held seven meetings (at which the independent directors also held executive sessions), the Audit Committee held 20 meetings, the Governance, Nominating & Compensation Committee held six meetings and the Health, Safety & Environment Committee held two meetings. Each director attended at least 85% of the meetings of the Board and 100% of the meetings of the committees of the Board on which he or she served. While all directors are encouraged to attend the annual meeting of stockholders, the Board does not have a policy on Board member attendance at such meeting. All of our directors attended the 2005 annual meeting of stockholders.

From February 1998 to May 2005, the Board of Directors had an established Executive Committee. The members of the Executive Committee during 2005 were Mr. Winokur (Chair), Mr. Bates and Mr. Clarke. The Executive Committee was authorized to exercise the powers of the Board during the intervals between the Board meetings, subject to prior notice to the Board of its intent to do so. The Executive Committee never held a meeting and was disbanded by the Board in May 2005.

The members of our Audit Committee are Ms. Edwards (Chair), Mr. Allan and Mr. Hickox. All three members are “independent” and qualified to serve on the Audit Committee under the standards of the NYSE and applicable securities laws and regulations. In addition, the Board of Directors has determined that Ms. Edwards is an “audit committee financial expert” as defined in applicable federal securities laws and regulations. The charter of the Audit Committee, which was revised and adopted by the Board in February 2005, contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board to assist in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s independence, qualifications and performance, and (4) the performance of the Company’s internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The charter was included as an appendix to the Company’s 2005 proxy statement. A copy of the charter may be obtained as described under “–Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.”

The Governance, Nominating & Compensation Committee serves as the Company’s standing nominating and compensation committee. Its members are Mr. Knudson (Chair), Mr. Winokur and Mr. Bates, each a non-employee director. Mr. Knudson, Mr. Bates and Mr. Winokur have been determined by the Board to be “independent” and qualified to serve on the Governance, Nominating & Compensation Committee under NYSE standards and applicable securities laws and regulations. The Governance, Nominating & Compensation Committee adopted a revised charter that was approved by the Board in March 2006. A copy of the current charter may be obtained as described under “–Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.”

The Governance, Nominating & Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to governance, nomination of directors and executive compensation. In fulfilling its governance and nominating role, the committee assists the Board in identifying individuals qualified to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. In fulfilling its compensation role, the committee assists the Board in assuring that the senior executives of the Company and its subsidiaries are compensated effectively, in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of applicable law, regulations and rules of applicable regulatory bodies.

The Health, Safety & Environment Committee was formed in May 2005 to assist the Board of Directors in fulfilling its responsibilities to provide global oversight and support of the Company’s health, safety and environmental policies, programs and initiatives. Its three members are Mr. Allan (Chair), Mr. Bates and Mr. Knudson. Members of the Health, Safety & Environment Committee are not required to be independent directors.

The Health, Safety & Environment Committee functions under a charter adopted by the Board of Directors in October 2005. A copy of the charter may be obtained as described under “–Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents.” Under the charter, the responsibilities and common recurring activities of the committee in carrying out its purpose include: reviewing the status of the Company’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations; reviewing the Company’s health, safety and environmental performance to determine consistency with policies and goals; reviewing and providing input to the Company on the management of current and emerging health, safety and environmental issues; and reporting periodically to the Board of Directors on health, safety and environmental matters affecting the Company.

Compensation Committee Interlocks and Insider Participation

From January to May 2005, the Governance, Nominating & Compensation Committee consisted of Mr. Hickox (Chair), Mr. Bates and Mr. Winokur, each a non-management director during such period. Mr. Hickox stepped down from the committee in May 2005, and Mr. Knudson was elected to serve in Mr. Hickox’s place as Chair of the committee. There were no Governance, Nominating & Compensation Committee interlock relationships or insider participation in compensation arrangements during the year ended December 31, 2005.

On August 26, 2005, following the market close, Lime Rock Partners II, L.P. (“Lime Rock”) exercised in full warrants to purchase up to 248,800 shares of NATCO Group Inc.’s common stock pursuant to a common stock purchase warrant dated March 25, 2003. The Board of Directors then in office unanimously approved the terms and conditions of the common stock purchase warrant. The exercise price of each warrant was $10.00 per share and the warrant agreement provided for a cashless exercise. As Lime Rock elected to exercise these warrants via the cashless exercise provision of the common stock purchase warrant, the Company received no cash payment upon exercise. The final number of shares of common stock issued to Lime Rock was calculated based on the average of the closing price of the Company’s shares on the New York Stock Exchange for the ten trading-day period ending on the day prior to the exercise. The average price was $17.933, resulting in the issuance of 110,061 shares of common stock in exchange for the warrants.

Through its ownership of our Series B Convertible Preferred Stock, Lime Rock owns in excess of 5% of our outstanding common stock on an as converted basis. Mr. Bates, a director and member of the Governance, Nominating & Compensation Committee, was appointed by Lime Rock has an indirect economic interest in the shares owned by Lime Rock.

Selection of Nominees for the Board of Directors

The Governance, Nominating & Compensation Committee assists the Board in identifying individuals qualified to become Board members and selecting, or recommending that the Board select, such individuals as the director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies. In evaluating the suitability of potential directors, the Governance, Nominating & Compensation Committee takes into account many factors, including the candidate’s general understanding of marketing, finance or other elements relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business on an operational level, education and professional background and availability and willingness to devote time to Board duties. The Governance, Nominating & Compensation Committee also evaluates each individual in the context of the Board as a whole, with the objective of having a Board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience in these various areas.

In the event that the Governance, Nominating & Compensation Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board, the Governance, Nominating & Compensation Committee will initiate a search process and keep the Board apprised of progress. Alternatively, if a potential Board member meeting the requirements of the Board is identified by a member of the Board or management, the Governance, Nominating & Compensation Committee will consider such proposed candidate and will evaluate the qualifications and independence of such candidate, and the needs of the Board. The Governance, Nominating & Compensation Committee may seek input from members of the Board, the Chief Executive Officer and other management and, if necessary, retain a search firm. In addition, as a matter of policy, the Governance, Nominating & Compensation Committee will consider candidates for Board membership properly recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board will then be reviewed and evaluated by the Governance, Nominating & Compensation Committee. The evaluation process for candidates recommended by stockholders is not different from candidates recommended by any other source.

To be considered by the Governance, Nominating & Compensation Committee, a stockholder recommendation for a nominee must be made by written notice to the Chairman of the committee and the Corporate Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualifications of the nominee. In considering stockholder recommendations for nominees, the Governance, Nominating & Compensation Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. The bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Board. To nominate a director using this process, the stockholder must follow certain procedures required by the bylaws that are described under “Stockholder Proposals” below.

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	high personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment;

•	broad training and experience at the management or policy-making level in business, government, education or technology that has provided the candidate with an appreciation of major issues relevant to the Company;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Governance, Nominating & Compensation Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background for the Board as a whole may be taken into account in considering individual candidates.

In April 2005, the Board of Directors elected Mr. Knudson as a member of the Board. The Company did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board. The Company did not receive any stockholder recommendations or nominations for the Board for election at the annual meeting, except the nominations made by the Board that includes members who are stockholders. All of the nominees for election at the annual meeting are current members of the Board.

Code of Business Conduct and Ethics

The Board of Directors has adopted the NATCO Group Inc. Business Ethics Policies, which meet the requirements of a code of ethics under applicable federal securities laws and regulations and NYSE listing standards. Changes in and waivers to the Business Ethics Policies for the Company’s directors, executive officers and certain senior financial officers will be posted promptly on the Company’s website and maintained for at least twelve months.

Executive Sessions of the Board of Directors and the Presiding Director

At each regularly scheduled Board meeting, the Company’s independent directors hold executive sessions at which the Company’s management is not in attendance. The presiding director at these sessions is the Chair of the Governance, Nominating & Compensation Committee.

Stockholder Communications; Reporting Concerns Regarding Accounting Matters

Stockholders and other interested parties may communicate directly with the Company’s Board, non-management directors or presiding director by sending a written communication appropriately addressed in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Company’s management, Board of Directors, independent directors or Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses or any of the toll-free phone numbers published on NATCO’s website, www.natcogroup.com, under the Investor Relations/Corporate Governance section.

All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by the Company’s General Counsel, or a designee. The status of all outstanding concerns addressed to the Company’s management, Board, independent directors or Audit Committee will be reported to the Board on a quarterly basis. The Board may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company’s Business Ethics Policies prohibit any retaliatory action against any employee for raising legitimate concerns or questions regarding these matters, or any suspected violation of law, regulations or the Business Ethics Policies.

Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents

The charters of the Audit, Governance, Nominating & Compensation and Health, Safety & Environment Committees, and the Company’s Corporate Governance Guidelines, Business Ethics Policies and other governance materials are available on the Investor Relations/Corporate Governance section of the Company’s website at www.natcogroup.com. Additionally, any stockholder who so requests may obtain printed copies of such documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Audit Committee Report

The Audit Committee operates under a revised charter that was adopted by the Board of Directors in February 2005. The Audit Committee met 20 times during 2005 with the Company’s financial management and our independent registered public accounting firm, KPMG LLP, as part of its role in providing oversight to the financial reporting process and internal control structure. From time to time at the Audit Committee’s request, KPMG LLP met with the Audit Committee, without NATCO management representatives present, to discuss the results of their examinations and the quality of the Company’s reporting.

During 2005, the Audit Committee consisted of three independent directors, Mr. Allan, Ms. Edwards and Mr. Hickox, each of whom met the applicable independence requirements of federal securities laws and regulations and the rules of the NYSE. Ms. Edwards serves as the Chair of the Audit Committee and as the “audit committee financial expert.”

In performing its oversight function, the Audit Committee has reviewed and discussed with the Company’s management and independent public accountants the audited financial statements for the year ended December 31, 2005 and unaudited quarterly operating results prior to their issuance. In addition, the Audit Committee discussed with KPMG LLP matters required by Statement on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. The Audit Committee also reviewed and discussed with our management and with KPMG LLP such other matters and received such assurances from these parties that they deemed appropriate. Based on the foregoing review and discussions, the Audit Committee recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy to pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve engagements of our independent registered public accounting firm or other accountants to perform audit or non-audit services in amounts of up to $100,000 per engagement, subject to her subsequently reporting to the committee as to any engagement she approves. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent registered public accounting firm under the categories Audit-Related, Tax Services and All Other Fees, below, were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

The Audit Committee also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of KPMG LLP. The Audit Committee determined that such services were compatible with KPMG LLP’s independence.

Audit Fees. We paid audit fees paid to KPMG LLP totaling $1,725,000 and $1,737,000 for the years ended December 31, 2005 and 2004, respectively, for professional services rendered for the audit of our annual financial statements, review of our interim reports and attestations by KPMG related to the audit of the effectiveness of our internal controls that are required by statute or regulations.

Audit-Related Fees. We paid audit-related fees to KPMG, LLP totaling $6,900 and $22,500 for the years ended December 31, 2005 and 2004, respectively, related primarily to the audit of financial statements of an employee benefit plan.

Tax Services Fees. We paid tax services fees to KPMG, LLP totaling $19,000 and $25,000 for the years ended December 31, 2005 and 2004. The fees paid related primarily to tax compliance and consultation related to tax issues in the US, Canada and the UK.

All Other Fees. We paid other fees to KPMG LLP totaling $64,500 and $0 for the years ended December 31, 2005 and 2004, respectively. The fees paid in 2005 related primarily to SEC review matters not included in audit fees above and tax consultation related to the restructuring of UK operations and exercise of the warrants.

The Audit Committee:

Julie H. Edwards (Chair)

Keith K. Allan

George K. Hickox, Jr.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our directors and executive officers as of March 13, 2006.

Name	Age as of 3/13/06	Position(s)	Board Committee(s)
John U. Clarke	53	Chairman of the Board and Chief Executive Officer (Class I– term expiring in 2008)	–

Patrick M. McCarthy	60	Director and President (Class I – term expiring in 2008)	–

Keith K. Allan	65	Director (Class II – term expiring in 2006)	Audit; Health, Safety & Environment Committee (Chair)

Thomas R. Bates, Jr.	56	Director (Unclassified – appointed by preferred stockholders)	Governance, Nominating & Compensation Committee; Health, Safety & Environment Committee

Julie H. Edwards	47	Director (Class III – term expiring in 2007)	Audit (Chair)

George K. Hickox, Jr.	47	Director (Class II – term expiring in 2006)	Audit

Thomas C. Knudson	59	Director (Class I – term expiring in 2008)	Governance, Nominating & Compensation Committee (Chair); Health, Safety & Environment Committee

Herbert S. Winokur, Jr.	62	Director (Class III – term expiring in 2007)	Governance, Nominating & Compensation Committee

Robert A. Curcio	47	Senior Vice President – Technology and Product Development; Senior Vice President – Gas Technologies	NA

Knut Eriksen	55	Senior Vice President – Engineered Systems	NA

Katherine P. Ellis	44	Senior Vice President, Secretary and General Counsel	NA

Richard W. FitzGerald	51	Senior Vice President & Chief Financial Officer	NA

James D. Graves	48	Vice President & Controller	NA

C. Frank Smith	54	Executive Vice President	NA

David R. Volz, Jr.	51	President – TEST Automation & Controls	NA

Joseph H. Wilson	52	Senior Vice President – Global Marketing	NA

Biographies for our directors, including Mr. Clarke and Mr. McCarthy, who also are executive officers of the Company, are set forth above under the captions “Information Concerning the Board of Directors–Continuing Directors.” Biographies of our other executive officers follow.

Robert A. Curcio. Senior Vice President–Technology and Product Development since May 1998 and Senior Vice President – Gas Technologies since January 2005. Mr. Curcio spent 20 years at Exxon Corporation and its affiliates, holding various positions in marketing, engineering and manufacturing management. Mr. Curcio was Global Markets Director–Heavy Duty Diesel Additives of Exxon Chemical’s PARAMINS division from February 1996 to May 1998, Global Markets Manager–Specialty and Niche Additives of PARAMINS from January 1995 to February 1996, and PARAMINS Product Manager–Large Engine Additives from July 1992 to January 1995.

Katherine P. Ellis. Senior Vice President, Corporate Secretary and General Counsel since March 2003. Ms. Ellis held various counsel positions at Nabors Industries from December 1996 to December 2002, serving most recently as General Counsel. From 1987 to 1996 she was associated with the law firm of Baker & Botts, LLP in Houston, Texas.

Knut Eriksen. Senior Vice President - Engineered Systems since January 2006. Mr. Eriksen was a Senior Vice President of Aker Kvaerner, Inc. and its predecessor, Aker Maritime Inc., from 2001 to January 2006, most recently heading operations and business development for its deepwater business unit in Houston. Prior to rejoining Aker Maritime in 2001, Mr. Eriksen was President of Knut Eriksen Enterprises, a consultant to the deepwater market segment. He was a Vice President of Unocal Corporation from 1998 to 1999, responsible for worldwide deepwater development, and served in various positions with Aker Maritime, ASA from 1987 to 1998, most recently as President of Aker Engineering, Inc. in Houston.

Richard W. FitzGerald. Senior Vice President and Chief Financial Officer since May 2003. Mr. FitzGerald was Senior Vice President and Chief Financial Officer of Universal Compression, Inc., a publicly traded gas compression rental and fabrication company, from 1999 to March 2003. From 1998 to 1999, he served as Vice President - Financial Services of KN Energy. Since 1982, he served in a number of financial and accounting positions at companies in the gas marketing and transportation industry, including various units of Occidental Petroleum Corporation and Peoples Energy.

James D. Graves. Vice President and Corporate Controller since October 2005 and principal accounting officer since November 2005. Mr. Graves, a certified public accountant, served as Vice President and Controller of Philip Services, Corp. from January 2005 to October 2005. He was Vice President and Chief Financial Officer of BSI Inspectorate America, Inc., from August 2003 to November 2004 and Corporate Controller of Core Laboratories, NV from January 2000 to August 2003. Prior to joining Core Laboratories, he served in various accounting capacities at public and private corporations, including oilfield services companies ABB Vetco Gray, Veritas DGC and Cooper Cameron Corporation, Cameron Division.

C. Frank Smith. Executive Vice President of NATCO Group Inc. since January 2002. Mr. Smith was President of NATCO’s US operations from January 1998 until January 2002, and served as Senior Vice President–Sales and Service from September 1993 to December 1997 and as the Northern Region Director of Sales and Service Centers from April 1992 to September 1993.

David R. Volz, Jr. President of TEST Automation & Controls since its acquisition by NATCO in June 1997. Mr. Volz joined TEST in 1976 as a Technical Specialist and held a number of positions of increasing responsibility prior to serving as President.

Joseph H. Wilson. Senior Vice President since April 1999, most recently serving as Senior Vice President – Global Marketing since January 2005. Prior to joining us, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, Mr. Wilson served as Gulf Coast Region Manager of Baker Hughes INTEQ’s fluids, directional drilling and MWD (measurement while drilling) business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services, each an oilfield service company.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the Named Executive Officers (as defined in “Director and Executive Officer Compensation – Executive Compensation” below) and (4) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. The information is as of March 13, 2006 with respect to directors and officers, and as of the date of the most recent SEC filing of the applicable person made prior to March 13, 2006, with respect to other persons named.

Beneficial Owner (1)	Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Herbert S. Winokur, Jr., et al. (2) (3)	30 East Elm Street, Greenwich, Connecticut 06830	2,087,477	12.3%

Lime Rock Partners II, LP, et al. (2)(4)	c/o Lime Rock Management, LP 518 Riverside Avenue Westport, Connecticut 06880	2,031,905	10.8%

J. Carlo Cannell (2)(5)	150 California Street, Fifth Floor San Francisco, California 94111	1,551,800	9.2%

Trafelet & Company, LLC and Remy W. Trafelet (2)	900 Third Avenue, Fifth Floor New York, New York 10002	1,110,200	6.6%

Heartland Advisors, Inc. and William J. Nasgovitz (2)	789 North Water Street Milwaukee, WI 53202	972,700	5.7%

Presidents and Fellows of Harvard College (2)	c/o Harvard Management Co., Inc. 600 Atlantic Avenue Boston, Massachusetts 02210	924,498	5.5%

Bear Stearns Management Inc. (2)	383 Madison Avenue New York, New York 10179	848,784	5.0%

John U. Clarke (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	197,941	1.2%

Patrick M. McCarthy (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	147,534	*

Robert A. Curcio (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	110,207	*

Knut Eriksen (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	15,000	*

Richard W. FitzGerald (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	46,508	*

C. Frank Smith (6)	2950 N. Loop West, Suite 700 Houston, Texas 77092	73,771	*

Keith K. Allan (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	28,184	*

Thomas R. Bates, Jr. (8)	10375 Richmond Ave., Suite 225 Houston, Texas 77042	10,000	*

Julie H. Edwards (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	17,600	*

George K. Hickox, Jr. (7)	2950 N. Loop West, Suite 700 Houston, Texas 77092	231,352	1.4%

Thomas C. Knudson (7)(9)	2950 N. Loop West, Suite 700 Houston, Texas 77092	12,500	*

All Directors and Executive Officers as a Group (16 persons) (6)		3,128,518	18.0%

*	Indicates beneficial ownership of less than one percent of outstanding common stock.

(1)	Shares are considered “beneficially owned,” for purposes of this table, if the person directly or indirectly has sole or shared voting and/or investment power with respect to such shares, and/or if a person has the right to acquire shares within 60 days of March 13, 2006. Shares that are indicated as beneficially owned in the table above that meet this 60-day criteria include: (1) Mr. Allan, 18,334; (2) Mr. Winokur (indirectly through Capricorn Investors II, L.P. – see also footnote (3)), 16,834; (3) Mr. Clarke, 27,501; (4) Mr. Curcio, 98,484; (5) Ms. Edwards, 2,500; (6) Mr. Hickox, 11,667; (7) Lime Rock Partners II, LP, 1,926,845 (see also footnote (4)); (8) Mr. McCarthy, 129,634; (9) Mr. Smith, 53,587; (10) Mr. FitzGerald, 36,801; and (11) all directors and executive officers as a group, 505,449.
(2)	As reported in the most recent Schedule 13G or Section 16 filing of such person filed with the Securities and Exchange Commission on or before March 13, 2006.
(3)	Information is based on a Schedule 13G, as amended, filed by Capricorn Investors II, L.P., a Delaware limited partnership (“Capricorn II”), Capricorn Holdings, LLC, a Delaware limited liability company and the general partner of Capricorn II (“Holdings LLC”), Capricorn Holdings, Inc., a Delaware corporation (“Holdings Inc.”), Winokur Family Investors, LLC (“WFI”) and Herbert S. Winokur, Jr. (“Mr. Winokur”) (collectively, the “Filing Parties”) in December 2005. Of the 2,079,977 shares reported as beneficially owned by Mr. Winokur and the other Filing Parties, 16,834 such shares are owned directly by Capricorn II (of which 2,500 shares are issued and outstanding and 14,334 shares are issuable upon exercise of presently exercisable options), 1,835,951 shares are owned directly by Holdings Inc., 148,659 shares are directly owned by WFI, of which Mr. Winokur is an owner, 52,105 shares are directly owned by Holdings LLC, of which Winokur Family Investors LLC has an interest and 26,428 shares are owned directly by Mr. Winokur. The shares beneficially owned by Mr. Winokur do not include 7,500 shares issuable upon exercise of options held for Capricorn II that are not currently exercisable. As general partner of Capricorn II, Holdings LLC is the indirect beneficial owner of the shares owned directly by Capricorn II. As the manager of Holdings LLC, WFI and the sole stockholder of Holdings Inc., Mr. Winokur may be deemed to control each of them and, in such capacities, possesses voting and dispositive power over the shares held by Capricorn II Holdings LLC, WFI and Holdings Inc. Accordingly, Mr. Winokur may be deemed the beneficial owner of all of the shares reported as beneficially owned by the Filing Parties.
(4)	Lime Rock Partners II, L.P. holds 110,061 shares of our common stock and 15,000 shares of our Series B Convertible Preferred Stock, representing 100% of the issued and outstanding shares of such series, which would be convertible to 1,921,845 shares of our common stock if converted at March 13, 2006. Lime Rock Partners II, L.P., Lime Rock Partners GP II, L.P. and LRP GP II, Inc. collectively report beneficial ownership, via a contractual right to acquire, of options to acquire 5,000 shares of our common stock issued to Lime Rock Management LP and 10,000 shares of restricted common stock issued to Mr. Bates (see footnote (8)).
(5)	The Schedule 13G is filed by J. Carlo Cannell, controlling member of Cannell Capital, LLC (the “Advisor”). The Advisor acts as investment adviser to The Anegada Master Fund Limited, The Cuttyhunk Fund Limited, and TE Cannell Portfolio, Ltd., and is the general partner of and advisor to Tonga Partners, L.P. .
(6)	Included in the number of shares beneficially owned are restricted shares for which restrictions have not lapsed and may be subject to forfeiture if the requirements are not met in the future, as follows: Mr. Clarke (103,793), Mr. McCarthy (6,650), Mr. Curcio (9,723), Mr. FitzGerald (9,707), Mr. Smith (11,040) and all directors and executive officers as a group (223,032) (including restricted stock referenced in notes (3), (8) and (9).
(7)	Includes 5,000 unvested, restricted shares granted to the named independent director over which such director has the right to exercise voting power.
(8)	Includes 10,000 restricted shares granted to Mr. Bates (5,000 of which remain subject to restrictions), the beneficial interest in which is held by Lime Rock Partners II, L.P., Lime Rock Partners GP II, L.P. and LRP GP II, Inc. via a contractual right to acquire the shares. The shares may not be transferred prior to their restrictions lapsing, but Mr. Bates has the right to vote such restricted shares prior to that time. Excludes 5,000 currently exercisable options representing shares beneficially owned directly by Lime Rock Management, LP as to which Mr. Bates does not have voting or investment power. Mr. Bates is a managing director of Lime Rock Management LP. Lime Rock Partners II, L.P., Lime Rock Partners GP II, L.P. and LRP GP II, Inc. also report ownership of all or a portion of these options via a contractual right to acquire the shares. Also excludes 2,021,906 shares beneficially owned directly by Lime Rock Partners II, L.P. Mr. Bates has an economic interest in such shares through the general partner of Lime Rock Partners

II, L.P., and is a member of a six-member investment committee that advises the persons who have voting and investment power with respect to the shares owned by Lime Rock. Mr. Bates disclaims beneficial ownership of the shares owned by Lime Rock Management, LP, Lime Rock Partners II, L.P., Lime Rock Partners GP II, L.P. and LRP GP II, Inc.

(9)	Includes 2,500 unvested, restricted shares granted to the named independent director over which such director has the right to exercise voting power.

DIRECTOR AND EXECUTIVE COMPENSATION

Governance, Nominating and Compensation Committee Report Regarding Executive Compensation

The Governance, Nominating & Compensation Committee of the Board of Directors is responsible for developing executive compensation policies that support the Company’s strategic business objectives and values. The Governance, Nominating & Compensation Committee has oversight responsibility in establishing compensation levels for executive officers, setting guidelines for company-wide compensation and employee benefit policies and administering our bonus plans and stock incentive plans. The Company’s objectives in compensation for executive officers and key employees are to attract and retain talented and experienced people who will contribute to the long-term success of the Company, to inspire executive officers to work as a team to pursue our goals and to align executive officers’ interests to those of the Company, by providing for bonuses tied to Company performance, and to stockholders, by providing stock options and restricted stock awards as a portion of compensation. The Governance, Nominating & Compensation Committee monitors general market conditions, changes in regulations and tax laws and other developments that may, from time to time, require modification of the executive compensation program to ensure the program is properly structured to achieve its objectives.

In making compensation determinations, the Governance, Nominating & Compensation Committee evaluates a number of factors at the end of each year, including the Company’s performance relative to our annual objectives, our performance relative to changes in the industry and each executive officer’s contribution to our performance during the year. The Governance, Nominating & Compensation Committee does not apply any particular formula or assign any particular weight to any factors it considers in determining an executive’s compensation. Instead, the committee considers all of these factors together and makes a subjective determination with respect to executive compensation. The annual base salary, bonus, restricted shares and stock option awards paid or awarded to our chief executive officer and our other four most highly compensated executive officers (the “Named Executive Officers”) for 2005 are set forth in summary form in the Summary Compensation Table included elsewhere in this proxy statement.

Base Salaries. Executive officer salaries are based on a subjective evaluation considering peer company data, the executive’s responsibilities, performance and length of time in the position, internal equities among positions and general economic conditions. Overall base salaries are intended to be at or modestly above the median level of compensation for peer companies with which we compete for employees. To determine salary levels paid within the market, the Governance, Nominating & Compensation Committee reviews various compensation surveys and proxy information of our competitors and consults with independent compensation consulting firms from time to time. The Governance, Nominating & Compensation Committee reviews executive salaries at least annually, and makes appropriate adjustments.

Benefits. Our benefit plans are intended to be at or modestly above the median level of benefits for peer companies with which we compete for employees. Through subsidiaries, the Company maintains a defined contribution retirement plan (the NATCO 401(k) Plan) covering substantially all US non-union hourly and salaried employees who have completed three months of service. Employee contributions of up to 3% of each covered employee’s compensation are matched 100% by the employing subsidiary, with an additional 2% of covered employee’s compensation matched at 50%. In addition, the employing subsidiary may make discretionary contributions from time to time as profit sharing contributions. The Board of Directors of each employing subsidiary reviews and approves all discretionary contributions. No discretionary contributions were provided for the year ended December 31, 2005. Similar plans are maintained at our significant non-US subsidiaries.

Bonus Awards. Bonus awards are linked to the achievement of company-wide and individual performance goals and are designed to put a significant portion of total compensation at risk. Under the 2005 bonus plan, a bonus target was established for each executive officer and key employee participating in the plan, based on a subjective evaluation considering peer Company data and the executive officer or key employee’s level of responsibility and ability to impact our success. In 2005, the individual bonus targets for executive officers ranged from 40% to 75% of salary. After a year-end review, the Governance, Nominating & Compensation Committee approves the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Governance, Nominating & Compensation Committee’s subjective and quantitative evaluation of the extent to which company-wide and individual performance goals are achieved and general economic and industry conditions. The Governance, Nominating & Compensation Committee reviews and approves funding of the bonus pools and specific bonus payments to the executive officers of the Company prior to their award. Bonus awards related to a fiscal year typically are paid by March 15 of the following fiscal year.

Stock Options, Restricted Stock and Other Stock-Related Compensation. We make stock option, restricted stock and other long-term incentive compensation awards under plans to align the interests of executive officers and key employees with those of stockholders. Options vest over multiple years, with an exercise price equal to the fair market value of the common stock on the date of grant. Therefore, these options will have no value to the holder unless the Company’s stock appreciates in value. Restricted stock awards contain various restrictions that may be performance based or related to time of service to the Company following an award. If these requirements are not met by the specified times, the shares will be forfeited to the Company. The Governance, Nominating & Compensation Committee makes awards based on a subjective evaluation considering peer Company data and the executive officer’s or key employee’s ability to impact our success. Consideration is also given to amounts, timing and vesting status (or, in the case of restricted stock, whether the restrictions have lapsed) of previous awards to each executive officer or key employee, total options outstanding and available under the plan, and the level and volatility of our share price and the amount of appreciation realized by the stockholders over comparable periods.

In January 2005, pursuant to the terms of his employment agreement, Mr. Clarke received awards of 43,000 shares of performance-based restricted stock and 57,000 shares of restricted stock contingent on continued service for a period of three years. In June and October 2005, the Governance, Nominating & Compensation Committee awarded an aggregate of 128,120 options and 31,439 shares of performance-based restricted stock to other members of senior management. The Governance, Nominating & Compensation Committee also approved salary increases for members of senior management effective October 1, 2005.

Compensation of the Chief Executive Officer. The Chief Executive Officer’s compensation primarily consists of base salary, annual bonus and long-term incentives. The Governance, Nominating & Compensation Committee establishes the Chief Executive Officer’s pay levels and incentives in the same manner as for other executive officers described above, and makes recommendations regarding the same to the full Board of directors, which authorizes all salary, bonus or other incentive compensation for the CEO. The Company entered into a three-year employment agreement with Mr. Clarke in December 2004, upon his election as Chief Executive Officer. Mr. Clarke’s annual base salary pursuant to this agreement is not less than $396,000, and his target bonus is 75%. He is eligible to participate in the Company’s bonus programs for key employees commencing in 2005. Mr. Clarke received a one-time bonus of $100,000 in December 2004, in consideration of his service as interim CEO and acceptance of a permanent position with the Company, as provided in his employment agreement.

The Committee reviewed the Company’s financial performance for 2005 in connection with the Company’s bonus awards. Based on the Company’s financial performance and Mr. Clarke meeting or exceeding various previously established individual goals and objectives, the Board approved payment of a bonus of $450,000 to Mr. Clarke in March 2006. As noted above, in connection with his employment agreement, Mr. Clarke received in January 2005 two awards of restricted stock totaling 100,000 shares. Mr. Clarke did not receive any other equity incentive compensation during 2005. Based on its review and analysis of the Company’s performance and the other factors and criteria discussed herein, the Governance, Nominating & Compensation Committee found Mr. Clarke’s aggregate compensation to be reasonable and not excessive.

Severance; Change of Control Agreements. At the end of 2002, the Governance, Nominating & Compensation Committee undertook a review of our various severance policies and employment arrangements with our executive officers, with the assistance of an independent, compensation consulting firm. Based on this analysis, the Governance, Nominating & Compensation Committee authorized the Company to enter into employment agreements with the then Chief Executive Officer and President containing the recommended severance provisions, and authorized NATCO to enter into change in control agreements with its other executive officers. In 2003 and 2006 the Governance, Nominating & Compensation Committee authorized the Company to enter into change in control agreements with three newly hired executive officers.

In August 2004, the Governance, Nominating & Compensation Committee approved additional retention and severance incentives to key members of its management team to provide them the security to focus on their contributions as the Company moves forward. These incentives provided the President and members of senior management having change in control agreements with special severance benefits in the event of termination prior to December 31, 2005. The Governance, Nominating & Compensation Committee also reviewed for informational purposes proposals by the Company’s US subsidiaries on enhanced versions of such subsidiaries’ standard severance policies to provide up to nine months severance under certain conditions for exempt employees and up to 12 months severance for duly elected officers, not otherwise covered by contract or agreement, which the subsidiaries adopted in October 2004.

In addition, pursuant to his employment agreement as amended, in September 2005, Mr. McCarthy agreed to remain as President of the Company for a period to terminate no later than June 30, 2006 in consideration for (1) receiving the amounts to which he would otherwise have been entitled had he exercised an election to terminate his employment in September 2005, with $247,000 of the amount due with respect to base salary to be paid to Mr. McCarthy on or before October 3, 2005 and the remaining $388,470 payable, at the Company’s election, either in a lump sum or in bi-weekly payments over an 11-month period, commencing, in each case, on a date that is seven months after the date on which Mr. McCarthy separates from service; (2) continuation of salary and benefits through the date of termination, with salary subject to increase if the Board makes adjustments generally to the salary levels of the senior management team; (3) a guaranteed bonus for 2005 of not less than his target bonus (that is, 60% of his base salary), payable in accordance with the operation of the 2005 bonus plan; (4) a pro rata share of his target bonus for 2006, payable in accordance with the operation of the applicable plan then in effect; (5) the right to one-third of the options granted to him in June 2005 and the lapse of restrictions on one-third of the restricted stock granted to him in June 2005, in each case if Mr. McCarthy does not voluntarily terminate his employment prior to June 30, 2006; and (6) continuation of health care coverage for 18 months, commencing with the month following the last day of his employment. In the event of a change in control (as defined in the employment agreement) during the period of his continued employment, Mr. McCarthy will be entitled to the greater of the benefits described in the employment agreement offset by any amounts or entitlements described above that have been paid to that time. To the extent that the benefits are in conflict, Mr. McCarthy will receive the most favorable benefit. All other terms of the employment agreement, including but not limited to Mr. McCarthy’s agreement not to compete with the Company for a period of one year following his termination of employment, remain in full force and effect.

Deductibility of Compensation. Under Section 162(m) of the Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be “performance-based” under the Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

To the extent the Company’s compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has designed its benefit plans, including the 2006 Long-Term Incentive Compensation Plan, so that compensation in the form of awards or grants made under either plan will be considered to be “performance-based” under the applicable provisions of the Code. However, the Board reserves the right to award compensation that does not meet the requirements of Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package.

The Governance, Nominating & Compensation Committee:

Thomas C. Knudson (Chair)

Thomas R. Bates, Jr.

Herbert S. Winokur, Jr.

Director Compensation

Directors who are our employees do not receive a retainer or fees for service on the Board or any of its committees.

The Governance, Nominating & Compensation Committee considered director compensation in May 2005, and, based on a review of peer company board compensation using published reports and market data, recommended changes to non-employee director compensation commencing in June 2005. The Board approved the Governance, Nominating & Compensation Committee recommendation in May 2005, and the Company currently pays independent directors or their designees an annual fee of $34,000 and a fee of $1,250 per meeting for attendance at each meeting of the Board and its Committees (including telephonic meetings). Chairs of the Audit, Governance, Nominating & Compensation and Health, Safety & Environment Committees are paid an annual fee of $7,500, $5,000 and $3,000, respectively.

Pursuant to the Company’s stock incentive plans, in June 2005 the Company granted 5,000 restricted shares to each of its six independent directors. These restricted shares vest 100% on June 1, 2006, but are forfeitable if service discontinues prior to this date (other than for death, disability or retirement on reaching age 68). The restrictions shall lapse automatically in the event of a change in control. The Company will recognize expense of $334,950 related to these grants ratably over the vesting period. Mr. Knudson was granted 2,500 options and 2,500 shares of restrictive stock upon election to the Board on April 6, 2005. The restricted shares vest 100% on the first anniversary of the grant date unless forfeited prior to that time due to discontinuation of service as a director (other than for death, disability or retirement on reaching age 68). The options vest 100% on the first anniversary of their issuance, subject to continued service as a director (except for death, disability or retirement after age 68). The restrictions on the restricted stock lapse, and the options vest, automatically on a change in control. Directors also are reimbursed for reasonable out-of-pocket expenses related to the performance of their duties as directors. In addition, in 2005 the Company paid $18,900 in fees for US tax advisory services on behalf of Mr. Allan.

Executive Officer Compensation

The following table presents information concerning compensation paid to the Chief Executive Officer, the four other most highly compensated executive officers and the former Chief Executive Officer of the Company with respect to the years ended December 31, 2005, 2004 and 2003 (the “Named Executive Officers”):

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)		Restricted Stock Awards(s) ($) (2)		Securities Underlying Options (#)	All Other Compensation ($)
John U. Clarke (3) Chairman and Chief Executive Officer	2005 2004	396,000 161,103	450,000 —	— 100,000	(4) (4)(7)	882,500 470,373	(5) (8)	— 42,000	— —	(6)

Patrick M. McCarthy Director and President	2005 2004 2003	314,154 303,624 293,087	250,000 143,933 —	— — —	(4) (4) (4)	76,010 90,619 —	(9) (11)	12,432 20,000 —	645,992 9,490 9,161	(6)(10) (12) (13)

C. Frank Smith Executive Vice President	2005 2004 2003	246,981 233,985 228,039	115,000 122,846 —	— — —	(4) (4) (4)	48,818 54,524 —	(9) (14)	7,986 12,034 10,000	8,699 8,469	(6) (12) (13)

Robert A. Curcio Senior Vice President— Technology & Product Development	2005 2004 2003	226,907 212,182 206,790	167,000 108,097 —	— — —	(4) (4) (4)	44,268 47,122 —	(9) (14)	7,242 10,400 —	8,092 8,270	(6) (12) (13)

Richard W. FitzGerald Senior Vice President and Chief Financial Officer (15)	2005 2004 2003	226,202 212,397 121,154	150,000 84,250 —	— — —	(4) (4) (4)	44,086 47,122 —	(9) (14)	7,212 10,400 66,667	5,934 1,888	(6) (12) (13)

(1)	Bonuses reported in a fiscal year relate to the executive’s performance in that fiscal year.

(2)	An aggregate of 238,071 shares of restricted stock issued by the Company were outstanding at December 31, 2005. The aggregate value of these shares at December 31, 2005 was $4,870,933, based on the closing price of our common stock as reported on the New York Stock Exchange on December 30, 2005 ($20.46 per share). Holders of restricted stock are entitled to vote, and to receive dividends on, the shares during the restricted period.
(3)	Mr. Clarke was elected as Chairman in September 2004 and served as interim Chief Executive Officer from September 2004 to December 2004. He was elected as Chief Executive Officer in December 2004. Mr. Clarke served as an independent director and Chair of the Governance, Nominating & Compensation Committee during 2003 and 2004, prior to his election as interim Chief Executive Officer. Included in the above table are all payments to Mr. Clarke in 2004 related to his service as interim or permanent Chief Executive Officer. Also included in the above table for 2004 are $60,750 in director fees earned prior to becoming permanent Chief Executive Officer, $5,103 in expense reimbursements for director service, $22,000 in value of restricted stock awarded and 2,500 options awarded to Mr. Clarke for his service as a director, non-executive Chairman of the Board and Chair of the Governance, Nominating & Compensation Committee. The table does not include such director compensation information for Mr. Clarke in 2003, as he was not an employee of the Company at that time.
(4)	The aggregate amount of perquisites and other personal benefits for the named executive officer is less than $50,000 or 10% of the annual salary and bonus of such person.
(5)	57,000 shares of restricted stock whose value is reported in the above table were awarded for service as CEO pursuant to the terms of Mr. Clarke’s employment agreement. Restrictions on this grant of restricted stock lapse on the third anniversary of the grant date, January 5, 2005. This grant could be forfeited in whole or in part if service ends prior to January 5, 2008. Restrictions may earlier lapse as to all of the shares pursuant to the Company’s 2004 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability, retirement from the Board following his completion of service as interim Chief Executive Officer, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not the recipient or upon the occurrence of a Corporate Change as defined in such plan. 43,000 restricted shares whose value is reported in the above table were awarded for service as CEO pursuant to the terms of Mr. Clarke’s employment agreement. Restrictions on this grant of restricted stock lapsed on July 29, 2005, the 30th consecutive trading date on which the Company’s stock price closed at or above $12.00 per share. Because the restrictions lapsed during 2005, these shares no longer are subject to forfeiture.
(6)	Represents (a) matching contributions made in 2005 under the NATCO 401(k) Savings Plan of $8,400 for each of Mr. McCarthy, Mr. Smith, Mr. Curcio and Mr. FitzGerald and (b) life insurance premiums of $2,123, $538, $311 and $475 for Messrs. McCarthy, Smith, Curcio and FitzGerald, respectively.
(7)	Represents a signing bonus related to accepting the permanent Chief Executive Officer position, paid in December 2004.
(8)	2,500 of the restricted shares whose value is reported in the above table were awarded for service as a nonemployee director on June 15, 2004. Restrictions on this grant of restricted stock lapsed 100% after one year of service as a director, or on June 15, 2005. 33,440 shares of restricted stock whose value is reported in the above table were awarded for service as interim CEO. Restrictions on the first third of this grant of restricted stock lapsed on September 7, 2005, and restrictions on the remainder will lapse as to one-third on September 7, 2006 and one-third on September 7, 2007. The unvested portion of this grant could be forfeited if service ends prior to September 7, 2007. Restrictions may earlier lapse as to all of the shares pursuant to the Company’s 2004 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability, retirement from the Board following his completion of service as interim Chief Executive Officer, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not the recipient or upon the occurrence of a Corporate Change as defined in such plan. 22,000 restricted shares whose value is reported in the above table were awarded upon Mr. Clarke’s election as Chief Executive Officer. Restrictions on this grant of restricted stock lapse (a) on the date that the Company has achieved an earnings per share of at least $1.00 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; provided that (1) earnings per share may be normalized in certain circumstances and (2) the recipient has continuously served as an employee from the date of the award until such date or, (b) if earlier, pursuant to the applicable plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee has been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. This award could be forfeited if the performance conditions are not met by December 31, 2007.
(9)	An aggregate of 18,651 shares of restricted stock were awarded under the Company’s 2004 stock incentive plan on June 13, 2005. Restrictions on these awards will lapse (a) on the date that the Company has achieved an earnings per share of at least $1.10 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; provided that (1) earnings per share may be normalized in certain circumstances and (2) the recipient has continuously served as an employee from the date of the award until such date or, (b) if earlier, pursuant to the applicable plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee has been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. These awards could be forfeited if the performance conditions are not met by June 30, 2008.
(10)	Represents amounts due to Mr. McCarthy pursuant to an amendment to his employment agreement whereby he agreed to remain as President of the Company for an additional period to terminate no later than June 30, 2006. In consideration for this amendment, the Company paid Mr. McCarthy $247,000 in 2005 and agreed to pay $388,470 at the Company’s election, either in a lump sum or in bi-weekly payments over an 11-month period, commencing in each case, on a date that is seven months after the date on which Mr. McCarthy separates from service.
(11)	11,250 shares of restricted stock were awarded under the Company’s 2001 stock incentive plan on September 9, 2004. Restrictions on this award were to lapse (a) on the date that the Company achieved an earnings per share of at least $1.00 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; or (b) earlier, pursuant to the plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee had been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. Pursuant to an amendment to Mr. McCarthy’s employment agreement, restrictions on this stock lapsed on September 17, 2005.
(12)	An aggregate of 18,649 shares of restricted stock whose value is reported in the table above were awarded under the Company’s 2001 and 2004 stock incentive plans on September 9, 2004. Restrictions on these awards will lapse (a) on the date that the Company has achieved an earnings per share of at least $1.00 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; provided that (1) earnings per share may be normalized in certain circumstances and (2) the recipient has continuously served as an employee from the date of the award until such date or, (b) if earlier, pursuant to the applicable plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee has been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. These awards could be forfeited if the performance conditions are not met by September 30, 2007.
(13)	Represents (a) matching contributions made in 2004 under the NATCO 401(k) Savings Plan of $8,200 for each of Mr. McCarthy, Mr. Smith, Mr. Curcio and Mr. FitzGerald; and (b) life insurance premiums of $1,290, $499, $288 and $441 for Messrs. McCarthy, Smith, Curcio and FitzGerald, respectively.
(14)	Represents (a) matching contributions made in 2003 under the NATCO 401(k) Savings Plan of $8,000 for Mr. McCarthy, $8,000 for Mr. Smith, $8,000 for Mr. Curcio and $1,696 for Mr. FitzGerald; and (b) life insurance premiums of $1,161, $469, $270 and $192, for Messrs. McCarthy, Smith, Curcio and FitzGerald, respectively.
(15)	Mr. FitzGerald, Senior Vice President and Chief Financial Officer, began employment with the Company on May 28, 2003.

Option/SAR Grants In 2005

The following table presents information concerning the grant of options during fiscal year 2005 to the Named Executive Officers to acquire our common stock under our long-term incentive plan. No stock appreciation rights (SARs) were granted during 2005.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
John U. Clarke	0	0.00%	—	—	—	—
Patrick M. McCarthy	12,432	8.92%	$11.43	6/13/2015	$89,365	$226,467
C. Frank Smith	7,986	5.73%	$11.43	6/13/2015	$57,405	$145,477
Robert A. Curcio	7,242	5.20%	$11.43	6/13/2015	$52,057	$131,924
Richard W. FitzGerald	7,212	5.17%	$11.43	6/13/2015	$51,842	$131,377

(1)	The grant-date market value of the securities used for purposes of these calculations was equivalent to the exercise price of the options. Appreciation was calculated based on assumed rates of return and was not intended to represent expected appreciation of the Company’s common stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End 2005 Option/SAR Values

The following table presents information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2005. The Company does not have any outstanding SARs.

	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-end ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John U. Clarke	—	—	27,501	26,333	$320,659	$325,871
Patrick M. McCarthy	—	—	129,634	25,765	$1,409,272	$277,657
C. Frank Smith	21,225	$327,408	51,087	21,008	$529,213	$242,776
Robert A. Curcio	—	—	98,484	14,175	$1,090,631	$151,399
Richard W. FitzGerald	—	—	36,801	47,478	$505,017	$613,124

(1)	Represents the value of option grants that were in-the-money at December 31, 2005, calculated as the closing price of the underlying shares of our common stock at December 30, 2005 as reported on the New York Stock Exchange ($20.46 per share) minus the applicable exercise price for the option grant.

Equity Compensation Plan Information At Fiscal Year-End

Equity compensation plan information at December 31, 2005 was as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1,066,789	$9.17	270,501
Equity compensation plans not approved by security holders	—	—	—

Total	1,066,789	$9.17	270,501

(1)	The Company also utilizes grants of restricted stock as long-term compensation for certain officers and key employees and as part of the compensation package for independent directors. Until restrictions lapse on these grants the shares may be forfeited to the Company and may be reissued as options, restricted stock, performance awards or phantom stock awards, or any combination of these forms. The Company’s 2001 and 2004 stock incentive plans provide for the award of up to 1,000,000 and 600,000 shares, respectively, of the Company’s common stock, in the form of incentive stock options, options that do not constitute incentive stock options, restricted stock awards, performance awards and phantom stock awards, or any combination of these forms. During the year ended December 31, 2003, the Company issued 12,500 shares of restricted stock to its independent directors. Restrictions on this stock will lapse on the third anniversary of the date of grant. During the year ended December 31, 2004, the Company issued 48,440 shares of restricted stock to its independent directors and the interim Chief Executive Officer with restrictions that lapse ratably over one to three years. During the year ended December 31, 2004, the Company also issued 84,071 shares of performance-based restricted stock to certain members of senior management with restrictions that lapse upon the attainment of specified financial performance. During the year ended

December 31, 2005, the Company issued (a) 32,500 shares of restricted stock to its independent directors with restrictions that lapse on the first anniversary of the grant date, (b) 43,000 shares of restricted stock to its chief executive officer with restrictions that lapsed in July 2005 upon achieving the specified share price target, (c) 57,000 shares of restricted stock to its chief executive officer with restrictions that lapse on the third anniversary of the date of grant, (d) 31,439 shares of performance-based restricted stock to certain members of senior management with restrictions that lapse upon the attainment of specified financial performance and (e) 18,000 shares of restricted stock to certain key employees with restrictions that lapse on the second anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not own a minority interest in or guarantee obligations for any related party, other than our majority-owned subsidiaries. There are no debt obligations of related parties to us or of us to related parties, for which we have responsibility, excluded from our balance sheet.

Certain Business Relationships

See “Information Concerning the Board of Directors–Compensation Committee Interlocks and Insider Participation” for information regarding transactions between the Company and certain directors who served on the Governance, Nominating & Compensation Committee during 2005.

Employment, Termination and Change of Control Arrangements

Employment and Other Arrangements with Our Chief Executive Officer. Effective December 7, 2004, we entered into an employment agreement with Mr. Clarke pursuant to which he will serve as our Chief Executive Officer. The agreement is for a term expiring December 31, 2007 unless sooner terminated in accordance with its terms. Under the agreement, Mr. Clarke is entitled to receive an annual salary of at least $396,000, and, commencing in 2005, is eligible to receive an annual bonus with a target award of 75% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. He also received a bonus payment of $100,000 in December 2004. Under the agreement, Mr. Clarke was awarded nonqualified stock options to acquire 39,500 shares of our common stock under the 2004 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three installments on the first, second and third anniversaries of the date of grant and having a term of 10 years. Mr. Clarke must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded 22,000 performance-based restricted shares under our 2004 Stock Incentive Plan, with the restrictions to lapse (a) on the date that we have achieved an earnings per share of at least $1.00 calculated on a trailing 12-months basis as of the last day of a quarter, for three consecutive quarters, subject to certain adjustments and conditions, or, (b) if earlier, pursuant to Section VIII of the Plan or upon occurrence of a Corporate Change, subject to Mr. Clarke’s continued employment on the date of the applicable event. Mr. Clarke must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. This restricted stock will be forfeited if the restrictions have not lapsed by December 31, 2007.

In addition, in January 2005, Mr. Clarke was awarded 57,000 restricted shares, with the restrictions to lapse after three years of service, subject to earlier lapse on occurrence of a Corporate Change or in the event of Mr. Clarke’s death or disability, and 43,000 performance-based restricted shares, with restrictions to lapse if our common stock trades at a price of $12.00 per share or more for 30 consecutive trading days. Restrictions on the performance-based restricted stock lapsed in July 2005. Under the agreement, Mr. Clarke also is entitled to participate in our fringe benefit and insurance plans and to reimbursement of business expenses.

Upon any involuntary termination of the employment relationship by us or Mr. Clarke prior to expiration of the term, Mr. Clarke shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of involuntary termination, Mr. Clarke or his estate may be entitled to additional compensation and/or benefits, as described below.

•	Upon an involuntary termination by our independent directors for any reason or by Mr. Clarke by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement, after execution of a release and in consideration of his continuing obligations under the agreement after termination (including his non-competition obligations), Mr. Clarke shall be entitled to (1) an amount equal to one year’s annual base salary; (2) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and eligible dependents for up to one year following the termination date; and (4) any deferred compensation previously earned under any of our plans.

If a Change in Control (as defined below) occurs within 6 months following such an involuntary termination, Mr. Clarke shall be entitled to (1) an amount equal to 1.5 times one year’s annual base salary, with the amount of such payment to be offset by any payment he has previously received under the foregoing provision; (2) an amount equal to 1.5 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date (as defined below), offset by any payment he has previously received under the foregoing provision; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and eligible dependents for 18 months following the termination date; and (4) any deferred compensation previously earned under any of our plans to the extent not previously paid. In addition, Mr. Clarke shall receive a cash payment (a) with respect to any stock option that was forfeited as of the date of his termination of employment, equal to the difference between the closing price of our common stock as of the Change of Control Date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of our common stock as of the date of such option’s expiration date and such option’s exercise price) and (b) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, with such payment to be made within 30 days of the Change of Control Date.

•	Upon an involuntary termination by reason of Mr. Clarke’s death or disability, Mr. Clarke or his beneficiaries shall be entitled to (1) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; and (2) any deferred compensation previously earned under any of our plans.

•	Upon an involuntary termination by our independent directors for any reason or by Mr. Clarke by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement within 12 months following a Change of Control, after execution of a release and in consideration of his continuing obligations under the agreement after such termination, Mr. Clarke shall be entitled to (1) an amount equal to 1.5 times one year’s annual base salary; (2) an amount equal to the product of 1.5 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and his eligible dependents for 18 months following the date of termination; and (4) any deferred compensation previously earned under any of our plans. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase our common stock, in the event of a Change of Control while Mr. Clarke is employed by us, (a) all outstanding stock options held by him shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, (b) all restrictions on any of our restricted stock held by him shall lapse as of the Change of Control Date and (c) any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such period, in which case the stock option shall be exercisable until the expiration of its term.

A “Change of Control” shall occur if: (1) we merge or consolidate with any other entity (other than one of our majority owned subsidiaries) and our shareholders own less than 50% of the surviving entity; (2) we sell all or substantially all of our assets to any other person or entity (other than (a) a sale of our equity interests or (b) a sale of assets to one of our majority owned subsidiaries and in connection therewith Mr. Clarke becomes employed by such subsidiary, us or a partnership in which we are the general partner); (3) we are dissolved or liquidated; (4) any third person or entity together with its affiliates (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall become, directly or indirectly, the beneficial owner of greater than 50% of our voting stock, based upon voting power (except as the result of a distribution of our voting securities to our shareholders); or (5) during such time as we have a class of voting securities registered under the Securities Exchange Act, the members of our Board of Directors (“Incumbent Board”) on the effective date of such registration cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, for purposes of this clause, shall be considered to be a member of the Incumbent Board. “Change of Control Date” shall mean the day on which a Change of Control becomes effective.

Upon his termination of employment, Mr. Clarke will be subject to a one-year non-competition and non-solicitation provision under the employment agreement.

Mr. Clarke has served on the Company’s Board of directors since 2000, and has received grants of options and restricted stock as part of his director compensation. The various agreements with respect to these grants provide that, to the extent the options subject to these grants have not vested prior to a change in control, and to the extent restrictions on restricted stock subject to these grants have not lapse prior to a change in control, all such options shall vest, and all restrictions on the restricted stock shall lapse upon such change in control.

Employment, Change in Control and Other Arrangements with Other Named Executive Officers. Mr. McCarthy serves as our President under an employment agreement entered into in December 2002. The agreement is for a term of three years unless sooner terminated by Mr. McCarthy or by us in accordance with its terms. The agreement automatically extends for additional one-year periods unless we notify Mr. McCarthy 90 days prior to the termination date of the agreement that we do not wish to renew the agreement. Under his agreement, Mr. McCarthy is entitled to receive an annual salary (currently $317,735), and is eligible for an annual bonus with a target award of 60% of Mr. McCarthy’s base salary based on our financial performance and certain other criteria as are determined annually by our Board of Directors, and such additional bonus payments as the Board may determine in its sole discretion. He also is entitled to use of a company-provided car, to participate in our fringe benefit and insurance plans and to reimbursement of certain business-related expenses.

If, prior to a change in control, we terminate Mr. McCarthy’s employment for any reason other than cause, or Mr. McCarthy terminates his employment for good reason (as defined in the agreement), Mr. McCarthy will be entitled to severance pay in accordance with any severance plan or policy that we may then have in effect and any bonus compensation earned under the bonus plan that has previously been deferred under the bonus plan. If, during the 36-month period following a change in control, Mr. McCarthy terminates his employment agreement for good reason or we terminate Mr. McCarthy, other than for cause, Mr. McCarthy will be entitled to salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, two times his base salary and target bonus in effect at the time of notice of termination or of a change in control, whichever is greater; continuation of health, dental and life insurance benefit for a period of three years following the date of termination; and all deferred bonus compensation under the bonus plan. In addition, Mr. McCarthy’s stock options shall immediately vest on the date of a change in control and the period for exercising certain of these options may be extended. Mr. McCarthy also will be entitled to receive a payment equal to one year of his base salary in exchange for an agreement not to compete with the Company. This agreement was amended in September 2004 and in September 2005, as discussed below.

In December 2002, we entered into Senior Management Change in Control Agreements with our executive officers, including the other Named Executive Officers. Substantially similar agreements were entered into with Mr. FitzGerald and Katherine Ellis, our general counsel, in August 2003. These agreements are for an initial term of three years, but renew for successive one-year periods unless terminated earlier as provided in the agreement. If, during the 24-month period following a change in control, the executive’s employment is terminated by us other than for cause, or by the executive for good reason (as defined in the respective agreements), we are obligated to pay the executive’s salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, an amount equal to the product of two times the executive’s base salary at the time of termination or of notice of a change in control, whichever is greater, and continuation of health, dental and life insurance benefits for a period of two years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of the Company, and are in addition to any stock options of the executive. These stock options shall vest immediately upon the occurrence of a change in control, and certain of these options may have extended exercise periods. These agreements were amended in September 2004, as discussed below.

The Governance, Nominating & Compensation Committee approved additional retention and severance incentives to key members of its management team to provide them the security to focus on their contributions as the Company moves forward, which became effective in September 2004. These incentives amended the President’s employment agreement and the change in control agreements of other members of senior management to provide special severance benefits in the event of termination prior to December 31, 2005. In addition, in exchange for his working with the Company for nine additional months if not named Chief Executive Officer, the President was entitled to a one-time election to terminate his employment within 10 days of such 9-month anniversary, and receive severance benefits equal to two times his base salary, his pro rata bonus for the year through the date of termination, continuation of health care coverage for a period of 18 months following termination, immediate vesting of all options on the termination date and lapse of all restrictions on any restricted stock on such date. The 10-day period commenced on September 7, 2005 and terminated on September 17, 2005. The Governance, Nominating & Compensation Committee also recommended that the Company’s subsidiaries consider adopting an enhanced version of such subsidiary’s standard severance policies to provide up to 9 months severance under certain conditions for exempt employees and up to 12 months severance for duly elected officers, not otherwise covered by contract or agreement. The Company’s US subsidiaries adopted these enhanced severance policies in October 2004.

Effective September 17, 2005, the Company and Patrick M. McCarthy entered into a second amendment to Mr. McCarthy’s Employment Agreement, as amended. Under the terms of the second amendment, which was reviewed and approved by the Company’s Board of Directors, Mr. McCarthy will continue to serve as President until June 30, 2006 unless sooner terminated by the Company or Mr. McCarthy on or after March 1, 2006.

Mr. McCarthy’s agreement to remain as President of the Company for an additional period to terminate no later than June 30, 2006 was made in consideration for: (1) receiving the amounts to which he would otherwise have been entitled had he exercised the election described above, with $247,000 of the amount due with respect to base salary to be paid to Mr. McCarthy on or before October 3, 2005 and the remaining $388,470 payable, at the Company’s election, either in a lump sum or in bi-weekly payments over an 11-month period, commencing, in each case, on a date that is seven months after the date on which Mr. McCarthy separates from service; (2) continuation of salary and benefits through the date of termination, with salary subject to increase if the Board makes adjustments generally to the salary levels of the senior management team; (3) a guaranteed bonus for 2005 of not less than his target bonus (that is, 60% of his base salary), payable in accordance with the operation of the 2005 bonus plan; (4) a pro rata share of his target bonus for 2006, payable in accordance with the operation of the applicable plan then in effect; (5) the right to one-third of the options granted to him in June 2005 and the lapse of restrictions on one-third of the restricted stock granted to him in June 2005, in each case if Mr. McCarthy does not voluntarily terminate his employment prior to June 30, 2006; and (6) continuation of health care coverage for 18 months, commencing with the month following the last day of his employment. In the event of a change in control (as defined in the employment agreement) during the period of his continued employment, Mr. McCarthy will be entitled to the greater of the benefits described in the employment agreement offset by any amounts or entitlements described above that have been paid to that time. To the extent that the benefits are in conflict, Mr. McCarthy will receive the most favorable benefit.

All other terms of his employment agreement, including but not limited to Mr. McCarthy’s agreement not to compete with the Company for a period of one year following his termination of employment, remain in full force and effect.

On January 6, 2006, we entered into an employment agreement with Knut Eriksen to serve as Senior Vice President – Engineered Systems of our Oil & Water Technologies segment commencing January 9, 2006. The material terms of the agreement are summarized below.

The agreement is for a term expiring December 31, 2008 unless sooner terminated in accordance with its terms. Under the agreement, Mr. Eriksen is entitled to receive an annual salary of at least $250,000, and, commencing in 2006, is eligible to receive an annual bonus with a target award of 50% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. He also received a one-time bonus payment of $125,000 within 15 days after his first day of employment with the Company. Such bonus shall be forfeited to the Company if Mr. Eriksen voluntarily terminates his employment with the Company or a subsidiary prior to January 1, 2007 or if the Company terminates Mr. Eriksen for cause prior to January 1, 2007.

Under the agreement, effective January 9, 2006, Mr. Eriksen was awarded nonqualified stock options to acquire up to 25,000 shares of our common stock under the 2004 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three installments on the first, second and third anniversaries of the date of grant and having a term of 10 years. Mr. Eriksen must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change (as defined in the 2004 Stock Incentive Plan) occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded, effective January 9, 2006, 15,000 restricted shares under our 2004 Stock Incentive Plan, with the restrictions to lapse on the third anniversary of the date of grant, subject to certain adjustments and conditions, or, if earlier, pursuant to Section VIII of the Plan or upon occurrence of a Corporate Change, subject to Mr. Eriksen’s continued employment on the date of the applicable event. Mr. Eriksen must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. In the event the Company terminates Mr. Eriksen without cause prior to the date the options vest in full or the restrictions lapse on the restricted stock, the options will immediately vest and the restrictions on the restricted stock will immediately lapse.

Upon any involuntary termination of the employment relationship by us or Mr. Eriksen prior to expiration of the term, Mr. Eriksen shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of involuntary termination, Mr. Eriksen or his estate may be entitled to additional compensation and/or benefits, as described below.

•	Upon an involuntary termination by our Chief Executive Officer for any reason or by Mr. Eriksen by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement, after execution of a release and in consideration of his continuing obligations under the agreement after termination (including his non-competition obligations), Mr. Eriksen shall be entitled to (1) an amount equal to one year’s annual base salary; (2) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Eriksen and eligible dependents for up to one year following the termination date; and (4) any deferred compensation previously earned under any of our plans.

If a Change in Control occurs within 6 months following such an involuntary termination, Mr. Eriksen shall be entitled to (1) an amount equal to one year’s annual base salary, with the amount of such payment to be offset by any payment he has previously received under the foregoing provision; (2) an amount equal to the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date (as defined below), offset by any payment he has previously received under the foregoing provision; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Eriksen and eligible dependents for 12 months following the termination date; and (4) any deferred compensation previously earned under any of our plans to the extent not previously paid. In addition, Mr. Eriksen shall receive a cash payment (a) with respect to any stock option that was forfeited as of the date of his termination of employment, equal to the difference between the closing price of our common stock as of the Change of Control Date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of our common stock as of the date of such option’s expiration date and such option’s exercise price) and (b) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, with such payment to be made within 30 days of the Change of Control Date.

•	Upon an involuntary termination by reason of Mr. Eriksen’s death or disability, Mr. Eriksen or his beneficiaries shall be entitled to (1) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; and (2) any deferred compensation previously earned under any of our plans.

•	Upon an involuntary termination by our independent directors for any reason or by Mr. Eriksen by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement within 12 months following a Change of Control, after execution of a release and in consideration of his continuing obligations under the agreement after such termination, Mr. Eriksen shall be entitled to (1) an amount equal to one year’s annual base salary; (2) an amount equal to the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Eriksen and his eligible dependents for 12 months following the date of termination; and (4) any deferred compensation previously earned under any of our plans. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase our common stock, in the event of a Change of Control while Mr. Eriksen is employed by us, (a) all outstanding stock options held by him shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, (b) all restrictions on any of our restricted stock held by him shall lapse as of the Change of Control Date and (c) any such stock options shall be exercisable for 90 days after the date of termination, unless the term of the stock options expires before the end of such period, in which case the stock option shall be exercisable until the expiration of its term.

Upon his termination of employment, Mr. Eriksen will be subject to a one-year non-competition and non-solicitation provision under the employment agreement.

The Board of Directors awards options and restricted stock to key employees, including the named executive officers, from time to time as part of their overall compensation. The various agreements with respect to these grants generally provide that, to the extent the options subject to these grants have not vested prior to a change in control, and to the extent restrictions on restricted stock subject to these grants have not lapse prior to a change in control, all such options shall vest, and all restrictions on the restricted stock shall lapse upon such change in control.

General. For purposes of the above-referenced employment and change in control agreements, to the extent that any benefit, payment or distribution by the Company under the agreement would be subject to the excise tax imposed by Section 4999 of the US Internal Revenue Code, then such amount will be reduced to the extent necessary to avoid the imposition of the excise tax.

Compensation policies in the event of a change in control are reviewed regularly to ensure that the policies reflect terms and conditions consistent with those adopted by comparable companies and that are in our best interests. The Board of Directors or the Governance, Nominating & Compensation Committee may change such policies as the facts and circumstances dictate.

PERFORMANCE GRAPH

The following performance graph compares the total stockholder return on our common stock, assuming a $100 investment on the date of inception, to the total return on the Standard & Poor’s 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies which represents an industry composite of the Company’s peer group, for the period beginning December 29, 2000 through December 30, 2005.

	Amount Invested 12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05

NATCO	$100.00	$84.85	$76.12	$92.00	$106.67	$248.00
S&P 500	100.00	86.96	66.64	84.22	91.79	94.55
OSX	100.00	69.83	69.48	75.29	99.33	145.97

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2005, our chief executive officer had one late filing related to two restricted stock grant transactions, our president had one late filing related to one stock sale transaction, and our former controller had one late filing related to one transaction – the forfeiture of his restricted stock upon termination of employment.

ANNUAL REPORT ON FORM 10-K

We are mailing you a copy of NATCO GROUP Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, with this proxy statement. Additional copies are available and will be furnished promptly, without charge, on written or oral request by stockholders, via first-class mail within one business day of receipt of such request. Mail requests to Investor Relations Department, NATCO Group Inc., 2950 N. Loop West, Suite 700, Houston, Texas 77092, or telephone at 713-683-9292. Our SEC filings, including our 2005 Annual Report on Form 10-K, are available on our website, www.natcogroup.com under Investor Relations/SEC Filings, or on the Securities and Exchange Commission website, www.sec.gov.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2007 annual meeting of stockholders must be received by us at our principal executive office by November 15, 2006, in order for such proposals to be included in our proxy statement and form of proxy. Stockholders submitting such proposals are requested to address them to the Corporate Secretary, NATCO Group Inc., 2950 North Loop West, Suite 700, Houston, Texas 77092.

In addition, our bylaws provide that only such business as is properly brought before the 2007 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Corporate Secretary at the Company’s offices not later than the close of business on the 40th day prior to the annual meeting. The notice to the Company must also provide (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. The stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, with respect to stockholder proposals. A copy of the bylaws may be obtained upon written request to the Corporate Secretary at the address on the first page of this proxy statement.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

Katherine P. Ellis
Senior Vice President, Corporate Secretary & General Counsel

March 15, 2006

APPENDIX A NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan

NATCO GROUP INC.

2006 LONG-TERM INCENTIVE COMPENSATION PLAN

1    PURPOSE OF THE PLAN

The purpose of the NATCO GROUP INC. 2006 Long-Term Incentive Compensation Plan (the “Plan”) is to provide a means through which NATCO Group Inc., a Delaware corporation (the “Company”) and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant or Director, as provided in this Plan.

2    DEFINITIONS

The following definitions shall be applicable throughout the Plan:

“Affiliate” means any corporation, partnership, limited liability company, partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award or Phantom Stock Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means a committee of the Board that is selected as provided in Paragraph 4.1.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 11.

“Company” means NATCO Group Inc., a Delaware corporation.

“Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

“Corporate Change” shall have the meaning assigned to such term in Paragraph 11.3.

“Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock reported by (i) the National Market System or NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and is consistent with Section 409A of the Code.

“Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Option” means an Award granted under Paragraph 7 and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

“Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

“Participant” means an employee, Consultant or Director who has been granted an Award.

“Performance Award” means an Award granted under Paragraph 9.

“Performance Award Agreement” means a written agreement between the Company and a Participant with respect to Performance Awards.

“Phantom Stock Award” means an Award granted under Paragraph 10.

“Phantom Stock Award Agreement” means a written agreement between the Company and a Participant with respect to a Phantom Stock Award.

“Plan” means the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan, as amended from time to time.

“Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

“Restricted Stock Award” means an Award granted under Paragraph 8.

“Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

“Stock Appreciation Right” shall have the meaning assigned to such term in Paragraph 7.4.

3    EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon its adoption by the Board of Directors, provided that it is approved by the Company’s stockholders within 12 months after its adoption. No Awards may be granted under the Plan prior to its approval by the stockholders of the Company. If this Plan is not so approved by the stockholders, then no Awards shall be granted under the Plan. No Awards may be granted under the Plan after 10 years from the date this Plan is adopted by the Board of Directors. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards and Phantom Stock Awards have been satisfied or expired.

4    ADMINISTRATION

4.1 Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in Section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3).

4.2 Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion shall deem relevant.

4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, such powers shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on these matters shall be conclusive.

5    SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

5.1 Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph 11 with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 950,000 shares (the “Authorized Shares”). In addition, the aggregate maximum number of shares that may be issued under the Plan through Restricted Stock Awards and Performance Awards shall not exceed 475,000 and the aggregate maximum number of shares of common Stock that may be issued under the Plan through Incentive Stock Options shall not exceed 950,000. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award denominated in shares of Common Stock is settled in cash. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. In addition, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to (a) Options that do not constitute Incentive Stock Options, Restricted Stock Awards and Performance Awards denominated in shares of Common Stock granted to any one individual over the life of the plan may not exceed 475,000 (subject to adjustment in the same manner as provided in Paragraph 11 with respect to shares of Common Stock subject to Options then outstanding), (b) Incentive Stock Options denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 100,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph 11 with respect to shares of Common Stock subject to Options then outstanding), and (c) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $5,000,000, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award. The limitations set forth in the preceding sentences shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

5.2 Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

5.3 Stock Offered. Subject to the limitations set forth in Paragraph 5.1, the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

6    ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees, Consultants or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award or any combination thereof.

7    STOCK OPTIONS

7.1 Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

7.3 Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under Section

422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment (by retirement, death, disability or otherwise), (ii) the consulting or advisory relationship or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option exercise price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Committee in its sole discretion may prescribe, and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefore in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable); provided, however, that, except as provided in Paragraph 11, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).

7.5 Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph 11, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

7.6 Shareholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.

7.7 Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become employees, Consultants or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

8    RESTRICTED STOCK AWARDS

8.1 Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, (13) return on capital employed, (14) return on assets or (15) an arithmetically weighted combination of any of the foregoing; (ii) the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee, and may, if approved by the Committee, provide for Forfeiture Restrictions to lapse upon occurrence of a Corporate Change.

8.2 Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the Common Stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award and, if so provided in the Restricted Stock Agreement, any Common Stock subject to such Award; and (v) the applicable Restricted Stock Agreement shall contain any additional provisions with respect to the payment of any dividend with respect to Common Stock subject to a Restricted Stock Award directly to the Participant. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

8.4 Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Paragraph 8.4 may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Paragraph 8.4, the Committee may not take any action described in this Paragraph 8.4 with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

8.5 Restricted Stock Agreements. At the time any Award is made under this Paragraph 8, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Paragraph 8.4, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not consistent with the provisions of this Plan.

9    PERFORMANCE AWARDS

9.1 Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of share of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

9.2 Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company of any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, (13) return on capital employed, (14) return on assets or (15) an arithmetically weighted combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

9.3 Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate in its sole discretion. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

9.4 Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee, and as further provided in the applicable Performance Award agreement. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.

9.5 Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.

9.6 Performance Award Agreements. At the time any Award is made under this Paragraph 9, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

10    PHANTOM STOCK AWARDS

10.1 Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option.

10.2 Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant.

10.3 Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

10.4 Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee, and as further provided in the applicable Phantom Stock Award Agreement. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee, and as further provided in the applicable Phantom Stock Award Agreement.

10.5 Termination of Award. A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director of the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

10.6 Phantom Stock Award Agreements. At the time any Award is made under this Paragraph 10, the Company and the Participant shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.

11    RECAPITALIZATION OR REORGANIZATION

11.1 No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its or any Affiliate’s assets or business or any other corporate act or proceeding.

11.2 Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

11.3 Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were

Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to in this Plan as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution of such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Paragraph 11.4 (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion, and/or adjusting an Incentive Stock Option in a manner that causes such Option to no longer qualify as an Incentive Stock Option.

11.4 Change of Control Value. For the purposes of clause (2) in Paragraph 11.3, the “Change in Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Paragraph 11.4 or Paragraph 11.3 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

11.5 Other Changes in Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph 11, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and purchase price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive. Notwithstanding the foregoing, except as otherwise provided by the Committee, upon the occurrence of a Corporate Change that qualifies as a “change in effective ownership or control” of the Company within the meaning of Section 409A of the Code, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

11.6 Stockholder Action. Any adjustment provided for in the above subparagraphs of this Paragraph 11 shall be subject to any required stockholder action.

11.7 No Adjustments Unless Otherwise Provided. Except as expressly provided elsewhere in this Plan, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

12    AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (i) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (ii) amend or delete the final sentence of Paragraph 7.4.

13    MISCELLANEOUS

13.1 No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award or a right to a Phantom Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

13.2 No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

13.3 Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant (in cash, Common Stock, other securities, Common Stock that would otherwise be issued pursuant to such Awards, other Awards or other property) any taxes required by law to be withheld or paid and to require any payments required to enable it to satisfy its withholding and employment tax obligations.

13.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

13.5 Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph 7.3) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to an qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder or (iii) with the consent of the Committee.

13.6 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

PROXY

NATCO GROUP INC.

2950 NORTH LOOP WEST, SUITE 700

HOUSTON, TX 77092

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Richard W. FitzGerald, and each of them, with full power of substitution to vote the shares of NATCO Group Inc. Common Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO Group Inc. to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas on the 10th day of May 2006, at 10:00 a.m. local time, and any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you do not specify a choice on this proxy, the proxy will be voted FOR the nominees for director named in the proxy statement, FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement and FOR adoption of the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan. If you wish to vote in accordance with the board of directors’ recommendations, please sign the reverse side – no boxes need to be checked.

(To be dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your NATCO Group Inc. account online.

Access your NATCO Group Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for NATCO Group Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

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Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Proposal to elect two Class II members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2008, and until their respective successors have been duly elected and qualified.

Nominees:	For all nominees listed to the right	Withhold authority to vote for all
01 Keith K. Allan	(except as marked to the contrary)	nominees listed to the right
02 George K. Hickox, Jr.	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2. To ratify the appointment of KPMG LLP, as independent registered public accounting firm for the year ending December 31, 2006.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before this meeting.

Signature	Signature	Date

(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

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